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                                                                       EXHIBIT 7

                           CONFIDENTIALITY AGREEMENT

    This CONFIDENTIALITY AGREEMENT is made and entered into on this 6th day of June, 2000, by and between Loislaw.com, Inc., a Delaware corporation (hereinafter referred to as "LOISLAW"), and Wolters Kluwer U.S. Corporation (hereinafter referred to as "WOLTERS KLUWER"). Collectively, LOISLAW and WOLTERS KLUWER shall be referred to as the "PARTIES".

                                    RECITALS

    WHEREAS, LOISLAW is a provider of CD-ROM and Internet based legal research materials including, but not limited to, statutes, case law, regulatory data, and other materials; and

    WHEREAS, WOLTERS KLUWER is a multi-national publishing company and provider of electronic information products; and

    WHEREAS, the common stock of LOISLAW is traded on the Nasdaq National Market under the symbol "LOIS"; and

    WHEREAS, LOISLAW and WOLTERS KLUWER desire to explore the possibility of establishing a mutual business relationship, which will require disclosure by both PARTIES of information, documentation, materials, and other tangible and intangible information, all of which are considered by each respective PARTY to be confidential and proprietary to the PARTY making such disclosure;

    IT IS, THEREFORE, AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

    1. ACKNOWLEDGMENT OF PROPRIETARY TREATMENT OF PRODUCTS AND MATERIALS. All of the following are considered proprietary and shall be considered CONFIDENTIAL INFORMATION and the exclusive property of the PARTY disclosing such items:

    (a) all of the products, services, databases, data, search engines, software, tutorials, instructional materials, know-how, intellectual property, and other materials or knowledge of LOISLAW and WOLTERS KLUWER or which concern their respective internet web sites (for LOISLAW: www.loislaw.com; www.pita.com; and www.loislawschool.com and for WOLTERS
       KLUWER: www.wolterskluwer.com);

    (b) all sales literature and brochures, internal marketing data, marketing reports, commission reports, sales data, and other information or documentation concerning sales or marketing (whether past, present, or future) by both PARTIES;

    (c) all of either PARTY's agreements with suppliers of data, software, or technology, and all of either PARTY's customer lists, vendor lists, licenses, licensing fees, financial statements (whether internally produced by such PARTY or not), and financial schedules (whether internally produced by such PARTY or not);

    (d) auditor's reports and comments to or about either PARTY;

    (e) by-laws and board minutes of both PARTIES;

    (f) memoranda and other documentation produced by either PARTY's internal accounting staff, legal staff, executive officers, Board of Directors, or any director; and

    (g) any materials or documentation produced by either PARTY which are marked "confidential."

    2. EXCLUSION OF CERTAIN INFORMATION FROM DEFINITION OF CONFIDENTIAL INFORMATION. CONFIDENTIAL INFORMATION does not include information, documentation, or materials that: (a) is or becomes

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generally available to the public other than as a result of disclosure by the
PARTY to whom such CONFIDENTIAL INFORMATION is disclosed or anyone to whom it transmits or provides such information, documentation, or materials;
(b) becomes available to the PARTY to whom such CONFIDENTIAL INFORMATION is disclosed on a non-confidential basis from a source other than the PARTY to whom such CONFIDENTIAL INFORMATION is disclosed, its agents, employees, representatives, or affiliates; (c) was known by the PARTY (or its agents, representatives, or employees) to whom such CONFIDENTIAL INFORMATION is disclosed or was in its possession prior to the date of disclosure; or (d) is developed independently by the PARTY to whom such CONFIDENTIAL INFORMATION is disclosed without any reliance whatsoever on the CONFIDENTIAL INFORMATION provided pursuant to the terms of this Confidentiality Agreement.

    3. CONFIDENTIAL TREATMENT OF CONFIDENTIAL INFORMATION. All CONFIDENTIAL INFORMATION will be kept confidential by the PARTY to whom such CONFIDENTIAL INFORMATION is disclosed. CONFIDENTIAL INFORMATION of LOISLAW shall be kept confidential by WOLTERS KLUWER. CONFIDENTIAL INFORMATION of WOLTERS KLUWER shall be kept confidential by LOISLAW.

    (a) WOLTERS KLUWER, its agents, employees, and representatives, will not disclose or utilize, without the prior written consent of LOISLAW, any CONFIDENTIAL INFORMATION, directly or indirectly, other than in connection with WOLTERS KLUWER's evaluation of a possible business relationship with LOISLAW. WOLTERS KLUWER agrees to transmit or provide CONFIDENTIAL INFORMATION only to those of its agents, employees, and representatives who a specific need to have access to such CONFIDENTIAL INFORMATION for the purpose of evaluating the potential business relationship and who agree to be bound by the terms and conditions of this Confidentiality Agreement.

    (b) LOISLAW, its agents, employees, and representatives, will not disclose or utilize, without the prior written consent of WOLTERS KLUWER, any CONFIDENTIAL INFORMATION, directly or indirectly, other than in connection with LOISLAW's evaluation of a possible business relationship with WOLTERS KLUWER. LOISLAW agrees to transmit or provide CONFIDENTIAL INFORMATION only to those of its agents, employees, and representatives who need to have a specific need to have access to such CONFIDENTIAL INFORMATION for the purpose of evaluating the potential business relationship and who agree to be bound by the terms and conditions of this Confidentiality Agreement.

    4. RETURN OF CONFIDENTIAL INFORMATION. All CONFIDENTIAL INFORMATION shall be returned to the PARTY disclosing such CONFIDENTIAL INFORMATION upon such PARTY's request.

    5. COMPELLED DISCLOSURE OF CONFIDENTIAL INFORMATION. In the event that either PARTY or anyone to whom it transmits CONFIDENTIAL INFORMATION pursuant to this Confidentiality Agreement becomes legally compelled to disclose any of the other PARTY's CONFIDENTIAL INFORMATION, it will furnish the other PARTY with prompt notice so that such other PARTY may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that the other PARTY waives compliance with the provisions of this Confidentiality Agreement, the PARTY receiving CONFIDENTIAL INFORMATION will furnish only that portion of the CONFIDENTIAL INFORMATION which is legally required and will exercise its reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be given to the CONFIDENTIAL INFORMATION which it is compelled to disclose.

    6. DISCLOSURE OF POTENTIAL BUSINESS RELATIONSHIP. Both PARTIES acknowledge and agree that disclosure of a potential business relationship could immediately harm the other PARTY and further agree not to disclose to any third PARTY, other than that PARTY's respective legal and financial advisors, either the fact that discussions or negotiations are taking place concerning a potential business relationship, or any of the terms, conditions or other facts with respect thereto, without the other PARTY's written consent.

    7. REMEDIES AVAILABLE. In the event of any breach of this Confidentiality Agreement by either PARTY or its employees or representatives, the aggrieved PARTY would or could be irreparably and

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immediately harmed and could not be made whole by monetary damages. Without prejudice to any rights and remedies otherwise available to it, it is agreed that the aggrieved PARTY shall be entitled to equitable relief by way of injunction if the other PARTY violates any material provision of this Confidentiality Agreement. Furthermore, both PARTIES agree that in the event of any disclosure regarding the potential business relationship in violation of the terms of this Confidentiality Agreement, the non-disclosing PARTY would or could be irreparably harmed and could not be made whole by monetary damages. Without prejudice to any rights and remedies otherwise available, the aggrieved PARTY shall be entitled to equitable relief by way of injunction under such circumstances.

    8. ENTIRE AGREEMENT. This Confidentiality Agreement contains the entire understanding and agreement relating to the protection and treatment of CONFIDENTIAL INFORMATION and disclosure regarding the potential business transaction between the PARTIES.

    9. SECURITIES TRADING. WOLTERS KLUWER acknowledges that LOISLAW is a publicly traded company and that CONFIDENTIAL INFORMATION disclosed or provided by LOISLAW constitutes material non-public information. For these reasons, WOLTERS KLUWER undertakes that: (a) it will not engage in any sale, purchase, or transfer of the securities of LOISLAW at any time while in possession of CONFIDENTIAL INFORMATION or other material non-public information about LOISLAW; and (b) it will advise all persons and entities who are provided with CONFIDENTIAL INFORMATION (whether tangible or intangible) that the use or disclosure (i.e. tipping) of such CONFIDENTIAL INFORMATION for purposes of engaging in any sale, purchase, or transfer of the securities of LOISLAW until such information has been made publicly available is prohibited by law and by the terms of this Confidentiality Agreement.

    10. PERSONS AND ENTITIES BOUND. This Confidentiality Agreement shall bind, and inure to the benefit of, the PARTIES hereto and their successors and permitted assigns. Assignment or delegation of this Confidentiality Agreement shall not be permitted without the written consent of the other PARTY.

    11. MODIFICATION. This Confidentiality Agreement and its provisions may not be waived, altered, modified, or changed in any way unless the same is done in writing, signed by both PARTIES. No waiver of any provision of this Confidentiality Agreement shall be construed as a continuing waiver of any provision of this Confidentiality Agreement.

    12. SECTION HEADINGS. Section headings (being the underlined portion at the beginning of each separate section or paragraph) are for assistance only and shall not be considered as part of this Confidentiality Agreement or construed to alter, amend, or modify the meaning of the sections or paragraphs of this Confidentiality Agreement.

    13. SEVERABILITY. In the event that any word, part, paragraph, or other portion of this Confidentiality Agreement shall be invalid, unlawful, or unenforceable, the remainder of this Confidentiality Agreement shall be severable, valid, and effective as if such invalid, unlawful, or unenforceable part, paragraph, or other portion was not included as part of this Confidentiality Agreement.

    14.  TERM OF CONFIDENTIALITY AGREEMENT CONCERNING CONFIDENTIAL
INFORMATION. Therefore, the PARTIES agree that the provisions contained in this Confidentiality Agreement shall be in effect as of the date of execution of this Confidentiality Agreement and for a period of two (2) years thereafter. The provisions of this paragraph and other provisions concerning CONFIDENTIAL INFORMATION in this Confidentiality Agreement shall survive the termination of this Confidentiality Agreement.

    15. NOTICES. All notices under this Confidentiality Agreement shall occur by first class mail, certified mail, overnight courier, or facsimile. However, notices by facsimile shall be effective as of the time given by facsimile but must be immediately followed by notice by first class mail, certified mail, or

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overnight courier. All notices to LOISLAW under the Confidentiality Agreement shall be given to the following persons at the address listed unless otherwise specified in writing by LOISLAW:

                                               WITH A COPY TO:
                                               ---------------
Mark O. Beyland - President                    Chip Sexton - General Counsel
Loislaw.com, Inc.                              Loislaw.com, Inc.
105 North 28th Street                          105 North 28th Street
Van Buren, AR 72956                            Van Buren, AR 72956
U.S.A.                                         U.S.A.
Phone (501) 471-5581                           Phone (501) 471-5581
Facsimile (501) 471-5623                       Phone (501) 471-5623

    All notices to WOLTERS KLUWER under the Confidentiality Agreement shall be given to the following person at the address listed unless otherwise specified in writing by WOLTERS KLUWER:

                                               WITH A COPY TO:
                                               ---------------
Bruce C. Lenz, Executive Vice President        Dale C. Gordon, General Counsel
Wolters Kluwer U.S. Corporation                Wolters Kluwer U.S. Corporation
161 N. Clark St., 48th Floor                   161 N. Clark St., 48th Floor
Chicago, IL 60601                              Chicago, IL 60601
Phone (312) 425-7020                           Phone (312) 425-7040
Facsimile (312) 425-0233                       Facsimile (312) 425-0234

    16. CONTROLLING LAW. This Confidentiality Agreement shall be construed in accordance with the laws and statutes of the State of Delaware.

                                                       LOISLAW.COM, INC.,
                                                       a Delaware corporation

                                                       By:               /s/ M.O. BEYLAND
                                                            -----------------------------------------
                                                                            PRESIDENT

                                                       WOLTERS KLUWER U.S. CORPORATION

                                                       By:              /s/ BRUCE C. LENZ
                                                            -----------------------------------------
                                                                   AUTHORIZED OFFICER OR AGENT

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